Exhibit 99.1

For Immediate Release: June 24, 2013

Jennifer Nahas

Vice President, Marketing

Griffin Capital Corporation

jnahas@griffincapital.com

Office Phone: 949-270-9332

Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT Acquires the Corporate Campus at Norterra in Phoenix, Arizona

El Segundo, Calif. (June 24, 2013) – Griffin Capital Corporation (“Griffin Capital”) announced today, on behalf of Griffin Capital Essential Asset REIT, Inc. (the “REIT”), the acquisition of a 232,600 square-foot, Class A, two building office campus (the “Property”) located in Phoenix, Arizona. The Property is fully-leased to a Fortune 500 company (the “Tenant”) through July 2023 on a triple-net basis. The Tenant is a global health services company with an investment-grade credit rating. The Property serves as a regional operations hub for the Tenant in the Arizona market, which is the only state where the Tenant operates a full-service, staff-model medical group.

The Property is located north of Downtown Phoenix in the Deer Valley Submarket which is home to more Fortune 500 companies than any other submarket in the Greater Phoenix Area. Situated within a 128-acre master plan, adjacent to the USAA Phoenix Campus, the Property enjoys excellent access and visibility from Interstate 17, the Phoenix area’s primary north-south freeway accommodating over

90,000 vehicles per day. The location also benefits from a deep retail, entertainment and dining amenity base in the neighborhood including the Shops at Norterra and Happy Valley Towne Center regional lifestyle centers located immediately south of the Property.

The REIT acquired the asset from an institutional investor for $54.5 million. Chris Toci, Chad Littell, Tim Whittemore of the Phoenix office of Cushman & Wakefield and Robert Elms and Ben Cooper, Corporate Finance and Investment Banking, of the New York office of Cushman & Wakefield represented the seller.

Commenting on the acquisition, Louis Sohn, Griffin Capital’s Senior Vice President of Acquisitions said, “We are pleased to acquire a critical operating location for a tenant with over two centuries of continuous operating history. We believe the tenant has shown a commitment to the Property through its significant capital investment into the asset to position it as a premier, self-contained corporate campus with back-up power, dining, fitness and data center facilities.”

Michael Escalante, Griffin Capital’s Chief Investment Officer, added, “This marks our second acquisition in the Phoenix market, which we firmly believe is in the nascent stages of a meaningful recovery. When coupled with our Avnet Global Solutions Center purchase last month, in the southern Phoenix submarket of Chandler, we believe we are properly diversifying the REIT within this first-tier MSA both from a geographic and industry concentration perspective.”

About Griffin Capital Essential Asset REIT and Griffin Capital Corporation

Griffin Capital Essential Asset REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 20 office and industrial distribution properties totaling approximately 4.46 million rentable square feet and total capitalization of approximately $600 million. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $14 billion of transaction value and more than 400 transactions, Griffin Capital and its affiliates have acquired or constructed over 17 million square feet of space since 1996. Griffin Capital and its affiliates currently own and manage a portfolio consisting of over 13.7 million square feet of space, located in 28 states and representing approximately $2.4 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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